For More Information, please contact:	Media Contact: Reed Byrum, APR Byrum Innovation Group, Inc. 864.567.7468 reedbyrum@byruminnovation.com

FIRST NATIONAL BANCSHARES’ BANK SUBSIDIARY
CLOSED BY U.S. COMPTROLLER OF CURRENCY

SPARTANBURG, SC, July 21, 2010—First National Bancshares, Inc.,  (FNSC.OB) announced the U.S. Comptroller of the Currency closed its subsidiary bank, First National Bank of the South on July 16, 2010, and the Federal Deposit Insurance Corporation (FDIC) was appointed as receiver. First National Bancshares is no longer the parent company of First National Bank of the South.

In a virtually simultaneous transaction, NAFH National Bank acquired the operations and all deposits and purchased essentially all assets of the Bank in a loss share transaction facilitated by the FDIC and will continue to operate the Bank, according to an FDIC news release.  Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/firstnatlsc.html, or call the FDIC toll-free at (800) 823-3215.

In a prepared statement, First National Bancshares said: “While we ultimately were unable to save the Bank in the face of unyielding market conditions, your Board of Directors worked tirelessly over the past two years and attempted every reasonable solution on behalf of shareholders and the Company. In particular, over the last several months, the Board and management team had been working on a proposed transaction that would have recapitalized the Bank with an injection of new capital and simultaneously would have improved the Bank's balance sheet by having it dispose of a large number of the problem assets that had been weighing it down.  The injection of new capital would have come from a private equity group investing $25 million plus an additional $10 million investment from local community investors and Board members.  While we were close to completing that deal, the parties were unable to do so.”

The First National Bancshares statement continued: “Banks throughout the Southeast have been similarly afflicted during what is generally described as the worst economic downturn in America since the Great Depression. When economic growth in our markets began to contract, many of our customers found themselves unable to meet the obligations on their loans, and alternative sources of collateral proved insufficient to make up the shortfall. The losses created by these situations used up so much of our capital that we fell below regulatory capital thresholds and were no longer permitted by regulators to independently operate.”

First National Bancshares is currently exploring methods of winding down its holding company operations.

If a customer has any questions about transactions, accounts, or loan status, please contact your banker for assistance.

For more information, you may contact the Company directly at First National Bancshares, P.O. Box 7114, Spartanburg, SC 29304 or email us at firstnationalshareholders@byruminnovation.com.

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About First National Bancshares

First National Bancshares, Inc., (FNSC.OB) is a holding company, based in Spartanburg, South Carolina. First National Bancshares was incorporated in 1999 to conduct general banking business.